Conference Call Script
3rd Quarter 2024 Results
Tuesday, October 22, 2024
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Gary, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the 3 and 9 months ended September 30, 2024. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings. Management believes that the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' third quarter 2024 earnings release conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Gary. Good morning, everyone, and thank you for joining our call today. For the third quarter, our diluted earnings per share improved to $0.89, compared to $0.82 for the linked quarter. Diluted EPS for the first nine months of 2024 was $2.55, compared to $2.47 for 2023.

As we reflect on our performance for the third quarter, here are a few highlights compared to the linked quarter. Our net interest income improved 3%, and our net interest margin expanded nine basis points. Fee-based income grew 5%. Total non-interest expense declined 4%. Return on average assets for the third quarter improved to 1.38%, compared to 1.27%. Return on average stockholders' equity improved to 11.5% from 11%. Our efficiency ratio improved to 55.1%, compared to 59.2%.

Compared to June 30, our deposits increased $185 million, with over $100 million of client deposit growth. Our tangible equity to tangible assets improved 65 basis points to 8.25%. Compared to the linked quarter-end, our book value per share improved 4% to $31.65, while our tangible book value grew 7% to $20.29. Our regulatory capital ratios improved compared to the linked quarter-end as earnings exceeded dividends paid. We also surpassed consensus estimates for diluted EPS for the third quarter, which were $0.82, compared to our reported results of $0.89.

As far as our credit quality, compared to June 30, our criticized loans declined as a result of paydowns and upgrades during the quarter. Our classified loans increased during the third quarter, primarily due to the downgrade of two commercial relationships, totaling nearly $10 million combined from criticized to substandard. Our delinquency was comparable to the prior quarter, with the portion of our loan portfolio considered current at September 30 was 98.5%, compared to 98.8% at June 30. We continue to prudently manage our portfolio concentrations, and there were no material changes in balances in any specific loan segment during the third quarter.

At quarter-end, our total investment commercial real estate exposure was 37% of the $4.5 billion in our commercial loan portfolio and was 182% of our total risk-based capital. This compares favorably to the other banks in our peer group and is well under the regulatory limit of 300%. Most of our commercial real estate exposure continues to be within our multifamily portfolio, accounting for $564 million, or 9% of total loans. We remain happy with the diversified risk profile and geographic distribution of this portfolio, focused on quality metropolitan areas within our core markets.

During the third quarter, economic indicators in these markets showed the following highlights. Average annualized rental rate growth of 3.4%, job growth of 1.09%, median household income growth of 3.1% and population growth of 0.74%. Other notable concentrations include land development at 1.3% of total loan balances at quarter-end, office at 1.9% and hospitality at 2.6%.

As we have anticipated, our small ticket leasing division continued to experience higher net charge-off levels this quarter. Industry data and peer reporting have demonstrated a similar trend of higher charge-offs in the small equipment leasing space. The leases originated through this division are at much higher interest rates and carry a higher credit risk than our traditional loans. We were aware of the higher net charge-off rates of this business when we purchased it, which was around 4.5% historically.
We have enjoyed high gross origination yields from our small ticket leasing division of around 20%. We have also experienced multiple years of lower-than-expected credit losses, with net charge-off levels of less than 1.5% from 2021 through 2023 as noted on Page 4 of our accompanying slide presentation.

Even with the higher net charge-off rates, this business remains highly profitable, providing meaningful contribution to return on average assets and margin due to the higher returns. Through the first nine months of 2024, our return on assets from our small ticket leasing division was over 2% and for the full year of 2023 was over 4%.

Going into the fourth quarter, we expect net charge-offs for this business will be higher than the third quarter, with elevated levels continuing into the first quarter of 2025. While we greatly value the risk-adjusted return of this business, we have been making adjustments to our risk appetite to ensure that credit remains in line with our pricing and reserve levels.

At September 30, we had included specific reserves in our allowance for credit losses for nearly $4 million of the remaining lease balances we believe will be charged off. We have also made a strategic decision to eliminate some large broker relationships in order to increase the focus on the core vendor and lending channels within this division. Finally, we have also pulled back on leasing activity with respect to certain industries and equipment types, as we have noted, increased delinquency and charge-offs both in our portfolio and in national industry data.

While we are focused on the credit quality of this business, the small ticket leasing division only comprised around 3% of our outstanding balances at September 30. To provide perspective on a combined basis, our total leasing portfolio year-to-date had an average balance of $418 million. This combined portfolio had a yield of 11.3%, 2.2% of net charge-offs and contributed 38 basis points to our net interest margin.

Our consumer indirect loan net charge-offs have also increased in recent quarters as they return to pre-pandemic levels. We continue to maintain healthy FICO scores on our originated consumer indirect loans with a weighted average FICO score of 749 for our third quarter production. Our net charge-offs are being driven by a combination of economic hardship on borrowers and softening in used car prices, collectively resulting in higher net charge-offs. This level of net charge-offs is typical for this portfolio, which provides an appropriate risk-adjusted return.

At quarter end, our overall allowance for credit losses was 1.06% of total loans. Our provision for credit losses in the third quarter was mostly due to charge-offs and was up from the linked quarter due to higher individually analyzed loans and leases. Our annualized net charge-off rate was 38 basis points for the third quarter, compared to 27 basis points for the linked quarter. Higher lease net charge-offs represented 23 basis points of the annualized rate for the third quarter while our core commercial credit quality performance has been stable.

Our nonperforming assets increased to 0.76% of total assets at quarter-end and were driven by loans 90-plus days past due and accruing. The increase was a combination of additional lease, premium finance and commercial real estate loans that became over 90 days past due. The increase in past-due leases was mostly due to the finalization of renewal documentation in process for leases in our midsize leasing business. This resulted in administrative past due accounts, which is typical in the educational and governmental segments. And we very rarely see delinquencies proceed to charge-off. We demonstrate the nonperforming assets visually on Slide 5 of our accompanying presentation.

While our past due premium finance loans increased, these loans carry low credit risk as we have the ability to cancel premiums and recover the majority of our receivables from the insurer. As of September 30, we were awaiting expected proceeds from insurance carriers on past due premium finance loans where the policies have been appropriately canceled. $20 million of the $27.6 million that was past due at September 30 was related to the leasing and premium finance segments.

As far as loan balances, we were impacted by a high volume of paydowns. For the third quarter, we had 23% annualized growth in our midsize leasing business and a 10% annualized increase in our home equity line of credit balances. At the same time, we had reductions in commercial balances due to paydowns of $148 million during the quarter, which exceeded our new loan production. These paydowns are being driven by higher-than-historical sale activity in the investment commercial real estate market as stabilized projects are highly valued in the open market.

We have a healthy production pipeline for commercial loans for the fourth quarter, and we expect to grow our balances compared to September 30. We also experienced reductions in premium finance and consumer residential real estate balances. We had declines in our small-ticket leasing business, driven primarily by the tightening in the broker channel and our risk appetite within that business, which we discussed earlier.

At quarter-end, our commercial real estate loans comprised 34% of total loans, nearly 40% of which were owner-occupied, while the remainder were investment real estate. At the same time, our total consumer loans, which include residential real estate and home equity lines of credit, were 29% of total loans. Commercial and industrial loans were 20%. Leases totaled 7%. Construction loans were 5%. And premium finance was 5% of total loans. At quarter-end, 47% of our total loans were fixed rate, with the remaining 53% at a variable rate.

I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:

Thanks, Tyler. Compared to the second quarter, net interest income improved 3% for the third quarter and net interest margin expanded 9 basis points. The improvement was driven by higher accretion income, which totaled $8.1 million for the third quarter and added 39 basis points to net interest margin, compared to $5.8 million and 28 basis points for the second quarter. This positive impact to the third quarter will lower our future accretion income to be recognized.

For the first nine months of 2024, net interest income increased 4% while net interest margin declined to 36 basis points. Our loans repriced more quickly than our deposits as the Federal Reserve raised rates in prior periods, so the decline in net interest margin compared to the prior year was driven by the catch-up of deposit costs. Accretion income totaled $20 million for the first nine months of 2024, adding 33 basis points to margin and with $16 million adding 29 basis points for the same period in 2023.

Moving on to our fee-based income. We had growth of 5% for the third quarter compared to the linked quarter. Most of the improvement was driven by higher lease income as we recognized some early termination gains on leases that paid off, totaling $1.1 million. These terminations are hard to predict and are driven by client activity. We also had an increase in mortgage banking income due to higher loan production, which was partially offset by lower bank-owned life insurance income.

Through the first nine months of 2024, fee-based income grew 13%. We had several improvements, including higher lease, trust and investment and insurance income. We also had increases due to the full-year impact of the Limestone merger.

As it relates to our non-interest expenses, we came in lower than we had projected for the third quarter, totaling around $66 million, which was a 4% decline from the linked quarter. The decrease was driven by lower other non-interest expense partially due to the linked quarter onetime prior period true-up of corporate expenses as well as a reduction in data processing and software expense. For the first nine months of 2024, non-interest expense was up 2%, as higher operating costs from the additional footprint from Limestone were partially offset by lower acquisition-related expenses during 2024.

For the third quarter, our reported efficiency ratio was 55.1%, an improvement over 59.2% for the linked quarter. This improvement was driven by a combination of higher revenue and lower non-interest expense. For the first nine months of 2024, our reported efficiency ratio was 57.4%, an improvement from 59.7% for the same period in 2023.

Looking at our balance sheet at September 30. Our loan-to-deposit ratio declined to 84%, compared to 87% for the linked quarter-end. During the quarter, our total deposits grew $185 million, with over $100 million of growth coming from client deposits. Our retail CDs led the increase, with over $71 million of balance growth, while governmental deposits increased $58 million and money markets grew $26 million.

Our governmental deposits are seasonally higher during the third quarter, which contributed to the increase in balances. We also added brokered CDs during the quarter, which was a lower-cost funding source for us than FHLB advances and contributed $83 million of our total deposit growth compared to the linked quarter.

In conjunction with the Federal Reserve's recent move to reduced rates, we have also lowered our current offerings for retail CDs by a similar rate and are now below 5% on new retail CDs. As we have noted in recent quarters, we have relatively short term on our CDs at the higher rate and should see the repricing benefit of the lower rates in future quarters.

Our demand deposits as a percent of total deposits totaled 34% at quarter-end, compared to 35% for June 30. Our non-interest bearing deposits comprised 19% of total deposits at quarter-end. At September 30, our deposit composition was 79% in retail deposit balances, which includes small businesses, and 21% in commercial deposit balances. Our average retail client-deposit relationship was $25,000 at quarter-end while our median was around $2,500.

Moving on to our capital position. Our capital ratios improved compared to the linked quarter and benefited from earnings outpacing dividends. At quarter-end, our common equity Tier 1 capital ratio was 11.8%, our total risk-based capital ratio was 13.5%, our leverage ratio was 9.9% and our tangible equity to tangible assets ratio improved to 8.3%, compared to 7.6% at June 30. The increase in this ratio was mostly attributable to improvements in accumulated other comprehensive losses related to our available for-sale investment securities.

Over the last several quarters, we have improved both our book value and tangible book value significantly. Compared to September 30, 2023, our book value has grown by 13% while our tangible book value improved by 23%. Compared to September 30, 2022, our book value has increased by 18% while our tangible book value has grown 33%.

As part of our capital strategy, we continue to provide an attractive dividend, which has a current yield of 5.38%. Our dividend payout ratio stood at 44.7% for the third quarter.

Finally, I will turn the call over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie. We have mentioned before our focus on being a great employer. In July, we received awards from the U.S. News and World Report for Best Companies to Work for Banking and Best Companies to Work for Midwest.

We also strive to contribute meaningfully to the communities we serve. In September, we partnered with Washington State College of Ohio and celebrated the official opening of the Peoples Bank Foundation Student Market. The market will provide a variety of nutritious food options for students and their families at no cost.

In October, several executives and I attended a groundbreaking ceremony of a specialized women and children's hospital with Marietta Memorial Hospital in southeastern Ohio, for which we pledged a meaningful multiyear donation from our foundation in support of bringing world-class health care to our area.

As 2024 comes to a close, we would like to update our guidance for the fourth quarter. Assuming 50 basis points in rate reductions by the Federal Reserve during the fourth quarter, we expect net interest income and net interest margin to modestly decline. This would result in a net interest margin of between 4% and 4.1%. We anticipate our fee-based income will normalize for the fourth quarter and exclude the early termination gain on leases we reported for the third quarter.

We expect quarterly total core non-interest expense of between $67 million and $69 million for the fourth quarter. We anticipate full-year loan growth to come in between 4% and 6% with this reduction in our forecast, including potential paydowns, charge-offs and selective lease balance growth for the fourth quarter. We anticipate a full-year net charge-off rate of between 30 and 35 basis points primarily driven by trends in small-ticket leasing and indirect charge-offs expected for the fourth quarter.

As it relates to 2025, I would like to give some preliminary high-level guidance, which excludes non-core expenses. We expect to achieve positive operating leverage for 2025 compared to 2024 as we focus on expenses and efficiencies derived from the investments made during 2024. We expect to have improvement in our return on average assets for 2025 compared to 2024.

Assuming an additional 50-basis-point reduction in rates from the Federal Reserve during 2025 spread over the first nine months of the year, we anticipate a stabilization in our net interest margin of between 4% and 4.2%. In our projections for 2025, each 25-basis-point reduction in rates results in a nominal impact to net interest margin, with a 1 or 2-basis point impact to net interest margin.

We believe our fee-based income growth will be in the mid- to high single digit percentages compared to 2024. We expect quarterly total non-interest expense to be between $69 million and $71 million for the second, third and fourth quarters of 2025, with the first quarter of 2025 being higher due to the annual expenses we typically recognize during the first quarter of each year.

We believe loan growth will be between 4% and 6% compared to 2024. We anticipate provision for credit losses to be similar to our 2024 quarterly run rate for 2025. We also expect our net charge-off rate for 2025 to be similar to the rate experience for the full year of 2024. We will update this guidance in January at our next call.

This concludes our commentary, and we will open the call for questions. Once again, this is Tyler Wilcox. And joining me for the Q&A session is Katie Bailey, our Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator. Thank you.

Questions and Answers

Operator:
Thank you. We will now begin the question-and-answer session. (Operator Instructions). Daniel Tamayo with Raymond James.

Daniel Tamayo:
I appreciate all the detail on the credit outlook and on the third quarter impact from leases, Tyler. Maybe we can start there and just -- is there anything else that you can provide in terms of where you see the credit outlook specifically for leases going? I think you said you're looking for charge-offs similar to what you had in the third quarter over the next two quarters, I believe.

Tyler Wilcox:
Yes.

Daniel Tamayo:
Yes. If you could just give us an idea of the type of charge-offs you're expecting in that time period and then what would be bringing that down beyond that?

Tyler Wilcox:
Sure. Thanks for the question, Danny. I guess the first thing I would say is I expect that the lease charge-offs and the small-ticket leasing will peak in the fourth quarter. And we've done, obviously, a lot of analysis of the pipeline and the assets within that portfolio. And so I think we'll end the year with a full-year net charge-off rate of between 5% and 6%.

And so you'll see a, I'd say, a modest increase in the fourth quarter and then more in line with the second and third quarter in the first quarter of next year. That's based on what we know today, but we've done a pretty deep dive into the portfolio.

From an outlook perspective, if you look at the accompanying slide that we put in there, we've been at, I would say, abnormal lows relative to that type of business and relative to the pricing that we're getting in that business. And so we expect it to normalize somewhere in the low to mid-4s. Again, we've said for years that we price it at 4.5%. I wish we were at 1.5% net charge-offs in that business forever, but it's on a risk-adjusted return basis at 4.5%. As we noted, it's incredibly profitable.

So that would be the normalization that I would expect. And I would expect that because of the changes that we've made to some of the segments. You see that production is somewhat challenged because we've curtailed some of the broker business and we feel like we have a really good handle on the ongoing production and production is being focused on where we see less charge-offs over time.

Daniel Tamayo:
Okay. That's very helpful. And I guess just to follow up there, I think you said that you eliminated some larger broker relationships. And then I think you also said some specific industries within the leasing business. What industries are you backing away from at this point?

Tyler Wilcox:
Sure. No, we've backed out of titled fleet, over-the-road trucking, garment printers. We've pretty significantly reduced hotel and hospitality, and all of that in favor of investments that we have made and will be making in the sales force in that area to focus on some of the core examples, which the core positives are these $30,000 to $40,000 loans in manufacturing equipment, landscaping equipment, plumbing, areas like that.

Daniel Tamayo:
Okay. That's interesting. Thanks. And then finally, again, on that topic, but on the loan growth side, just curious how the slower loan growth within the leases, what impact that's having on your overall loan growth forecast coming down.

Tyler Wilcox:
It didn't help in the third quarter. We probably saw a reduction of about $10 million relative to where it had been. But we were seeing double-digit growth in that portfolio this time last year. So the swing is probably a $15 million to $20 million swing as to where we might have expected to be otherwise.

Operator:
The next question is from Brendan Nosal with Hovde Group.

Brendan Nosal:
Just want to start off on the commentary for positive operating leverage in 2025. I guess if I unpack the parts of the guide, it looks like expenses will grow 4% or 5%, using your guidance off of the core '24 number. So just curious what you're seeing on the revenue side, especially within NII, that would allow you to outpace that level of cost growth.

Katie Bailey:
Yes. I think on the expense number you just quoted, I think that's a little higher than what we're anticipating. I think you quoted 4% to 5%. I'd say we're probably closer to the 2% to 4%, so somewhere in the middle there.

And then on the expense side, I'd say it's -- so we do expect balance growth on the loan portfolio even though, as we noted, maybe some steadiness or contraction on the margin slightly. And then I think we expect some meaningful fee income growth. I think we expect mortgage to recover a bit. And then our other businesses, including wealth management or trust and investment services and insurance, I think we expect, yes, some growth out of them in 2025 relative to 2024.

Brendan Nosal:
Okay. All right. That's helpful. Thanks. Maybe pivoting from here to capital and the M&A environment. Just curious how you perceive the M&A environment today, pace of conversations and your own appetite for additional deals at this point.

Tyler Wilcox:
Yes. So a lot going on in the M&A world, especially with some recently announced deals that are within the size range and adjacent to us geographically. So we continue to watch that space.

I would say the pace of conversations is significantly increased from where it was at the beginning of the year. I'd still think there are some who are weighing their options in anticipation of the election results to see what happens there. We're agnostic about that. I think either way, there's going to be increased M&A activity.

I would say just to reiterate where we stand, we're at $9.3 billion. We have made significant investments into crossing the $10 billion threshold. We have said previously that we had an appetite for maybe two parallel paths. One would be multiple smaller deals, and one would be one larger deal.

I'd say in the last two quarters, our thinking has sharpened maybe a little bit on that around leaning more heavily towards patiently seeking out a larger deal because I think -- I don't believe we as a bank have execution risk with the ability to do multiple deals. But I think you're just seeing that being a little bit more difficult in this environment. So we prefer to see what our options are, and we're having a lot of conversations. And I expect that some of those will bear fruit in the future.

But we're being patient and leaning towards larger opportunities, is what I would say, but open to all conversations. And we'll continue to have those.

Operator:
The next question is from Terry McEvoy with Stephens.

Terry McEvoy:
In terms of questions, could you just maybe run through how your competitors reacted to the Fed rate cut from a deposit pricing standpoint and how your strategy may be different from your competitors? And I'm just kind of curious, the decision to add some higher-costing retail CDs did impact your cost of deposits, which are up a bit more than I had expected, particularly given the decline in loan balances. Why the need to add the CDs here in the third quarter?

Tyler Wilcox:
Yes. Terry, I would say the -- first of all, to answer your question about the competitors, it's all over the place, is what I would say. One, we have a broad variety of geographies. And we have small, irrational banks; we have larger irrational banks; and we have other banks that are very well in line with where we are. So we've really tried to remain middle of the pack and lower our special rates, which is where we've been attracting a good amount of our deposit growth over time.

So and I can talk more about the loan growth challenges a little bit. But I would say the deposit strategy has been to continue to ramp down our deposit costs over time and keep the duration short as we have with our specials so that we have flexibility there.

Terry McEvoy:
Thanks. And then maybe as a follow-up, and I guess it's a pretty direct question, Tyler, when you think about the small-ticket leasing business, do you think it's accretive to shareholder value? I mean, it is high ROA, high margins. But when times are good, we get worried times are going to get bad. And when charge-offs go up, we spent the first 10 minutes of this call talking about a portfolio that's, what, 3% of total loans.

So I just get your high-level view with, is this portfolio, you'd think, right for a publicly traded company, again, given the trends we've seen and the discussion we've had today?

Tyler Wilcox:
I think it is, Terry. I think the bogey is obviously that it's been at an unnaturally low charge-off rate over time. I think if you -- what is the attractiveness of our bank? It's the margin that's very powerful. It's the deployment of our low-cost deposits into profitable businesses.

And so yes, it is getting some headlines. It gives us diversity. It's very granular. There's 7,000 loans in there -- or 7,000 leases. And I realize why there's questions about it. But I'll trade off talking about it for 10 extra minutes for the profitability that it's brought to our bank over time.

Terry McEvoy:
That’s great. I appreciate your insight there and thanks for taking my questions.

Operator:
The next question is from Nathan Race with Piper Sandler.

Nathan Race:
Just thinking about the margin trajectory in the next year. If we end up giving maybe more than 50 basis of cuts in 2025, maybe it's close to 100, how do you guys think the margin trends under that scenario in the back half of next year?

Katie Bailey:
Yes. I think we quoted this in the script. I think for every 25 basis points -- so as you know, we run a parallel shift for our ALCO reporting. And in a parallel shift, we would expect about a 2-basis-point impact for every 25-basis-point cut, roughly a little under $2 million.

Now assuming some steepness to the curve, or flatness to the curve, even, that gets cut in about half for a 25-basis-point cut. So again, if you get an extra 50, we're thinking 2 to 4-basis-point impact to the margin that we've set forth in the expectations.

Nathan Race:
And I imagine that's under static balance sheet scenarios. So assuming 4% to 6% loan growth next year and you're funding that with both a combination of cash flow off the bond book and deposit gathering, how do you think about that more dynamic impact? Is it more stable?

Katie Bailey:
Yes. I think it is more stable. I think we do expect deposit growth to continue as we proceed in -- as we saw in the third quarter and as we proceed into next year. And as we noted, those special rates are coming down and have been coming down even before the Fed cut rate. So we will continue on that path to make that growth profitable for us.

Nathan Race:
Got it. And any thoughts on a good starting point for accretion income for the fourth quarter and just expectations for next year and how that plays into overall NII growth expectations under the discussion we just had around NIM?

Katie Bailey:
Yes. So the quarter -- for the third quarter, just to level set it added about 28 basis points to margin. I think you could expect in the fourth quarter and first half of next year, it is probably between the 20 and 25 basis points a quarter, trending down over that time horizon. And then we probably go 15 to 20 the back half of 2025.

Nathan Race:
Okay. Got it. And assuming charge-offs remain in that 30 to 35-basis-point range into next year, how do you think about providing in terms of provisioning to cover those charge-offs and also just given the loan growth expectations?

Katie Bailey:
Yes. I think as we noted in here, we feel good that we have much of the small-ticket leasing charge-offs reserved for adequately as we sit here at 9/30. And I would say the charge-offs that we're expecting otherwise within the portfolio are largely covered within the reserve coverage ratios we already have for those portfolios, and I would say plus, in excess of that. So I think we're adequately reserved as we sit here today under the assumption that the charge-off rates stay relatively stable in '25 as they are in '24.

Operator:
The next question is from Tim Switzer with KBW.

Tim Switzer:
I had a follow-up on the margin trajectory in your guys', I guess, asset sensitivity. Given the guide to 2 basis points for every 25-basis-point cut, with 53% of loans variable rate, can you walk us through the offsets on the liability side of the balance sheet, particularly the deposits? I know you have a pretty short CD portfolio. That can help. But where else would you be able to offset that 50% of loans that reprice relatively quickly as well?

Katie Bailey:
Yes. I think you're seeing some money markets at higher rates in the deposit book. And we do have some funding that is relatively short in nature as well that will help offset.

I would say on the loan side, there are floors in all or a majority of our variable rate loans as well. So depending how drastic cuts we observe over the next few quarters, they may or may not kick in. But they are in there as a stopgap.

Tim Switzer:
Can you provide any color in how low those floors are relative to current rates?

Katie Bailey:
Yes. They vary by borrower and by segment.

Tim Switzer:
Okay. And what's like the overall deposit beta assumption you guys had over the course of a cycle? And does that change as you get deeper into the cycle?

Katie Bailey:
Yes. Historically, we've said it's around 25%. But that includes non-interest bearing. So I think what we've seen is something closer to the low 30% deposit beta. And I would again say that's the benefit of our franchise, is very granular, low-cost deposit franchise, providing the benefit to margin that you see.

So I would think there is some lag, as you note, that some of our higher-price products in the deposit portfolio are sitting in five-month CDs. So it takes a short time for those to reprice. But they will reprice in a relatively quick manner.

Tim Switzer:
Okay. And do you guys project the margin to dip below that 4% level and then recover back to the 4% to 4.2% or just stay around there after Q4? I wasn't sure what you guys meant by stabilize.

Katie Bailey:
Yes. I think we would expect to see a 4% handle in much of -- or in all of '25. Again, that includes the accretion estimates that I just quoted on a previous question that was raised. So I do think the 4% to 4.10%, 4.20% that we guided is reasonable. And I don't expect that would dip meaningfully or at all below 4%.

Tim Switzer:
Okay. Great. And my last question, appreciate all the details. What kind of leasing revenue and mortgage banking assumptions do you have embedded in your guide? Because with your outlook for modestly lower NII but positive operating leverage, that implies still strong revenue growth overall. So I was wondering what assumptions you guys have in there.

Katie Bailey:
Yes. I didn't mean to quote that net interest income would be lower next year than this year. I said we'd see a compression in margin. But with the growing balance sheet, I think we expect net interest income to be relatively stable with a slight upside.

And then on the fee income side, I think we quoted mid- to high single digit growth in '25 relative to '24. I would say lease income is comparable to that in '24 with maybe a little bit of an upside. I'd say more of the growth is on the mortgage, which again, you saw some benefit in the third quarter, which I'd say we would expect to continue into the fourth and through '25. But trust and investments and insurance are the other two driving meaningful growth year-over-year in the fee income businesses.

Operator:
(Operator Instructions) The next question is from Manuel Navas with D. A. Davidson.

Manuel Navas:
Sorry to touch on NIM trajectory, NII trajectory again. So it seems that -- is it right to think about it that there's some potential for expansion, or at least once pressure diminishes with rate cuts, you could see stability to upside on the NIM, NII later next year?

Katie Bailey:
Yes. I think that is correct.

Manuel Navas:
And then if -- could you get into a little more detail on CD repricing trends over the next couple quarters just to help with the NIM guide and where you could reprice to?

Katie Bailey:
Yes. So the retail current offering that we have out there is roughly 4.5%, again, a five-month term on that. And I would expect as rates cut, we would move with the Fed in that as we did previously, or as we did in September with the rate cut.

Manuel Navas: And then how have you seen your commercial pipelines react, or the borrowers react to rate cuts? And just what are some preliminary discussions there in terms of demand?

Tyler Wilcox:
Yes. Manuel, I would say that, the story of loan growth is an interesting one. And I would say that in this quarter and this year-to-date, we've seen really accelerated paydowns, especially in our investment commercial real estate book.

For reference, last year, we saw $10 million total sale paydowns for stabilized properties in the investment commercial real estate. This year-to-date, we're at $100 million, so 10x. Refi paydowns year-to-date are $71 million. And so I think one of the reasons for a measured 4% to 6% loan growth guide for next year is the expectation that in a declining rate environment, there is the potential for more paydowns to the refi in the permanent market on the investment commercial real estate notwithstanding the fact that demand has been good.

Do I think a continuing falling rate environment can be good for demand on the loan side in all businesses? I do. But the countervailing pressure in the particular quarter of a big chunk to swallow of paydowns where we had $148 million in paydowns this quarter in the commercial space is the trend there.

Manuel Navas:
And to this point, what are you seeing on commercial loan yields and just competition in that space specifically? I know you're moving off of the lease, so leasing [indiscernible] a little bit. But just what else are you seeing on new loan yields and competition there for the areas that you are growing?

Tyler Wilcox:
I would say stability. I mean, obviously we're competing in metro areas that are -- there's a lot of players like Columbus, Cincinnati, Cleveland, Louisville, Lexington, Richmond and Washington, D.C. But I think commercial yields in the third quarter are in the 7.5% range. And that's been pretty stable for a while now.

Operator:
The next question is from Daniel Cardenas with Janney Montgomery Scott.

Daniel Cardenas:
Most of my questions have been asked and answered, but just a quick question on capital. I guess with AOCI continuing to -- or potentially continuing to decline in the falling rate environment and your TCE ratio poised to continue to strengthen, what are your thoughts on stock repurchase activity?

Katie Bailey:
Yes. Dan, we continue to evaluate them. I think we've given the priority to, historically, organic growth. We've been committed to the dividend and then, depending on the environment, M&A and stock buyback. So we will continue to evaluate it as the capital ratios continue to improve. But again, I think as you've seen us in past, we're pretty opportunistic as it comes to the buyback.

Daniel Cardenas:
Right. Right. No. Makes sense. And then in terms of the specials, deposit specials that you ran in the third quarter, what kind of rate were you guys offering on those specials? And what was the term of the product?

Katie Bailey:
Yes. The product was close to the 5%. I think it might have been a little higher than 5%. We moved it throughout the quarter and definitely moved it both meaningful when the Fed moved. But I think the highest price special was a five-month. And where that sits today is what I quoted.

Again, we've come down on that rate now to something closer to 4.5% for a five-month CD. We do have some other 11-months out there. But again, it's a lower rate than what we're paying on the five-month.

Daniel Cardenas:
Got it. And then additional plans for additional product offerings in Q4? Or are you just going to see how things settle down here?

Katie Bailey:
I think your question is specific to deposits. I think we'll continue on the path we're on at this point and continue to evaluate the rate on the CD specials that we offer and the terms. But I would expect us to stay relatively consistent with where we've been over the last few quarters, changing the rate downward as the Fed moves.

Daniel Cardenas:
Yes. Makes sense. And then I guess as you look at -- in terms of deposit costs, as you look at yourself versus your competition in some of your larger markets, do you guys typically rank in the middle of competition or higher end, lower end?

Katie Bailey:
No. I think we rank pretty much middle of the road for deposits pricing.

Tyler Wilcox:
Right, stick to our discipline. And that's one of the reasons for our focus on C&I lending as well, is that it generally brings the whole relationship, so deposits, treasury management and so forth.

Operator:
At this time, there are no further questions. Mr. Wilcox, do you have any closing remarks?

Tyler Wilcox:
I do. I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call, including our earnings conference call presentation, will be archived at peoplesbancorp.com under the Investor Relations section. Thank you for your time, and have a great day.

Operator:
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.